UNITED STATES

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SCHEDULE 14A

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Cracker Barrel Old Country Store, Inc.
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Investor Contact:	Lawrence E. Hyatt
(615) 235-4432

Media Contact:	Julie K. Davis
(615) 443-9266

Cracker Barrel Confirms Offer Made to Biglari to Appoint Two Independent Directors to Cracker

Barrel Board, and Biglari’s Rejection of Offer

Company Disappointed in Biglari’s Continued Rejection of Reasonable Representation

Reiterates Strong Business Momentum and Successful Board and Management Transition

LEBANON, Tenn, — September 6, 2012 – Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) today confirmed it offered Sardar Biglari the opportunity to nominate two independent directors to its Board.

The Company had received notice from Mr. Biglari of his intent to nominate himself and Philip L. Cooley for election to the Company’s Board of Directors at the Company’s Annual Meeting to be held on November 15, 2012. Mr. Biglari’s bid for a Board seat at last year’s Annual Meeting was rejected by shareholders by a significant margin of approximately 64% to 36%.

In a letter sent to Mr. Biglari earlier this week, the Company said: “The Board has considered your request thoroughly and has concluded, due to concerns about potential conflicts of interest and legal issues given your roles with Steak ‘n Shake, as well as other issues, not to appoint you and Phil to the Board. However, in an effort to be constructive and avoid another proxy contest, the Board has authorized us to make the following settlement offer.”

The letter continues, “We would add to our Board of Directors two independent directors nominated by Biglari Holdings. The nominees would need to be unaffiliated with Biglari Holdings, not be executive officers or directors of any other restaurant company that competes with Cracker Barrel, and otherwise comply with Cracker Barrel’s stated qualification criteria for directors.”

-MORE-

September 6, 2012

The Company said that it is disappointed that Mr. Biglari has once again refused to consider a reasonable settlement offer. It offered Mr. Biglari the opportunity to appoint two independent directors of his choice to the Board last year as well, an offer which Mr. Biglari also refused.

“We continue to focus on the execution of our winning strategy that we initiated a year ago for creating shareholder value,” said Sandra B. Cochran, Cracker Barrel’s President and Chief Executive Officer. “Cracker Barrel has undertaken a major Board transition in the past year and a half as part of its ongoing efforts to maintain fresh perspectives and strong oversight of its business. These changes include appointing seven new directors, who have replaced six departing directors. The renewal of the Board complements the significant management changes we’ve made, with four senior executives in new roles since January 2011. The team is successfully executing our plan and maintaining a clear focus on our business strategies and key objectives.

“As previously reported, for the first nine months of the recently-completed fiscal year we increased comparable store restaurant and retail sales, and reported improved operating income and cash flow. We look forward to reporting our fourth quarter and full fiscal year 2012 results on September 19th,” Ms. Cochran concluded.

The entire letter to Mr. Biglari follows:

***

September 5, 2012

Mr. Sardar Biglari

Chairman and Chief Executive Officer

Biglari Holdings Inc.

175 East Houston Street, Suite 1300

San Antonio, Texas 78205

RE:	Settlement Offer

Dear Sardar:

We are writing on behalf of the full Cracker Barrel Board to respond to your request that we appoint you and Phil Cooley to the Board. The Board has considered your request thoroughly and has concluded, due to concerns about potential conflicts of interest and legal issues given your roles with Steak ‘n Shake, as well as other issues, not to appoint you and Phil to the Board. However, in an effort to be constructive and avoid another proxy contest, the Board has authorized us to make the following settlement offer.

September 6, 2012

Under our offer, we would add to our Board of Directors two independent directors nominated by Biglari Holdings. The nominees would need to be unaffiliated with Biglari Holdings, not be executive officers or directors of any other restaurant company that competes with Cracker Barrel, and otherwise comply with Cracker Barrel’s stated qualification criteria for directors (as set forth in the Corporate Governance Guidelines posted on Cracker Barrel’s website). This offer is subject to Biglari Holdings’ agreement (1) to withdraw its nominations of you and Phil Cooley, (2) to support the Board-recommended slate of nominees at Cracker Barrel’s 2012 annual meeting of shareholders, which slate would include the two independent directors nominated by Biglari Holdings, and not to nominate any other candidates or present any shareholder proposals at the meeting and (3) not to seek to call or support the call of any special meeting of Cracker Barrel shareholders prior to Cracker Barrel’s 2013 annual meeting of shareholders.

If you are interested in moving forward with this offer, we are prepared to enter into a reasonable confidentiality agreement limiting Cracker Barrel’s ability to disclose the identity of any candidates proposed by you who are ultimately not accepted. Once the confidentiality agreement is signed and you provide the names and completed questionnaires of the two nominees, our Nominating and Corporate Governance Committee will promptly confirm the qualifications of the proposed nominees. Assuming that they are qualified and that Biglari Holdings agrees to the terms set forth in the second paragraph of this letter, the Board would then proceed promptly to appoint the two nominees to the Board and include them in the Board-recommended slate for election at the 2012 annual meeting.

In order to proceed in a timely manner, we will need the names of your two nominees by no later than September 21, 2012. If you have not provided us with this information by that date, we will assume that you have rejected our offer.

We hope that this letter gives you complete clarity with respect to our offer and the process for appointing your nominees, but please feel free to contact us should you have any questions. We look forward to hearing from you.

Sincerely,
Sandra B. Cochran	James W. Bradford, Jr.

***

About Cracker Barrel

Cracker Barrel Old Country Store restaurants provide a friendly home-away-from-home in its old country stores and restaurants. Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price. The restaurants serve up delicious, home-style country food such as meatloaf and homemade

September 6, 2012

chicken n’ dumplins as well as our signature biscuits using an old family recipe. The authentic old country retail store is fun to shop and offers unique gifts and self-indulgences.

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 in Lebanon, Tenn. and operates 620 company-owned locations in 42 states. Every Cracker Barrel unit is open seven days a week with hours Sunday through Thursday, 6:00 a.m. – 10:00 p.m., and Friday and Saturday, 6:00 a.m. – 11:00 p.m. For more information, visit: crackerbarrel.com.

Set forth below is an e-mail delivered by Sandra B. Cochran, the President and Chief Executive Officer of Cracker Barrel Old Country Store, Inc. (the “Company”), to field management and home office employees of the Company. The e-mail was sent after 2:00 p.m. Central Time on September 6, 2012.

To: All Field Managers, DMs, RVPs, Home Office Employees

From: Sandy Cochran

Date: September 6, 2012

Subject: Proxy Contest Update

In keeping with my commitment to ensure you are updated on key business issues, I’m writing today to share information regarding developments this week in the situation with Biglari Holdings.

As I’m sure you recall, last year we were engaged in a proxy contest with Biglari Holdings, which we succeeded in winning by a significant margin at our Annual Meeting in December. Since then, Biglari Holdings has continued to buy shares and is now a 17.5% shareholder.

Biglari Holdings recently let us know of its intention to nominate its Chairman and Chief Executive Officer Sardar Biglari, and its Vice Chairman Phil Cooley to join the Cracker Barrel Board of Directors.

Our Board members gave this due consideration and determined that, like last year, there are potential conflicts of interest and legal issues given their roles with Steak ‘n Shake, among other issues.

Because we wanted to avoid the expense and distraction of another proxy contest, we took the positive step of making a settlement offer that would add to our Board of Directors two independent directors nominated by Biglari Holdings. The nominees would need to be unaffiliated with Biglari Holdings, not be executive officers or directors of any other restaurant company that competes with Cracker Barrel, and otherwise comply with Cracker Barrel’s stated qualification criteria for directors.

Mr. Biglari has chosen to reject this settlement offer and last night issued a news release that strongly criticized Cracker Barrel. While it would be unproductive to respond to every criticism, we feel that this particular disagreement warrants a public statement. So Cracker Barrel today issued a news release that provides accurate information about this situation and about our Company’s continued focus and success.

You can see the complete news release on the Investor Relations page of the Cracker Barrel website, and below is an excerpt that talks about our major Board transition, significant management changes, and our clear focus on our business strategies and key objectives.

Cracker Barrel’s success this year has been due to your clear focus on and outstanding execution of our business strategy. We need to continue this focus to ensure that every guest receives a great Cracker Barrel experience. Be assured that I will continue to update you as new developments warrant, and thank you for all that you will do to ensure our guests continue to enjoy their visits with us.

Excerpt from Cracker Barrel news release dated September 6, 2012:

“We continue to focus on the execution of our winning strategy that we initiated a year ago for creating shareholder value,” said Sandra B. Cochran, Cracker Barrel’s President and Chief Executive Officer. “Cracker Barrel has undertaken a major Board transition in the past year and a half as part of its ongoing efforts to maintain fresh perspectives and strong oversight of its business. These changes include appointing seven new directors, who have replaced six departing directors. The renewal of the Board complements the significant management changes we’ve made, with four senior executives in new roles since January 2011. The team is successfully executing our plan and maintaining a clear focus on our business strategies and key objectives.

“As previously reported, for the first nine months of the recently-completed fiscal year we increased comparable store restaurant and retail sales, and reported improved operating income and cash flow. We look forward to reporting our fourth quarter and full fiscal year 2012 results on September 19th,” Ms. Cochran concluded.

###

Important Additional Information

Cracker Barrel, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Cracker Barrel shareholders in connection with the matters to be considered at Cracker Barrel’s 2012 Annual Meeting. Cracker Barrel intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Cracker Barrel shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Cracker Barrel’s 2012 Annual Meeting. Information regarding the direct and indirect beneficial ownership of Cracker Barrel’s directors and executive officers in Cracker Barrel securities is included in their SEC filings on Forms 3, 4 and 5, and additional information can also be found in Cracker Barrel’s Annual Report on Form 10-K for the year ended July 29, 2011, filed with the SEC on September 27, 2011 and its Quarterly Reports on Form 10-Q for the first three quarters of the fiscal year ended August 3, 2012 filed on November 22, 2011, February 21, 2012 and May 22, 2012, respectively. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Cracker Barrel with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.crackerbarrel.com.